Subscription Agreement

Subscription for the Shares shall be made pursuant to a subscription agreement (the "Subscription Agreement") in the form attached to this Disclosure Statement. The Subscription Agreement contains, among other things, customary representations and warranties by the Company, covenants of the Company reflecting the information set forth herein, representations by the investors and appropriate conditions to closing.

Underwriter

The Shares are being offered by the Company to the public without the benefit of an underwriter.

Discounts and Commissions

The sales of the Shares being offered by the Company will be carried out by the Company. The Company will not pay discount the price of the Shares or pay a commission to any dealer in connection with the sale of the Shares.

USE OF PROCEEDS

Use of Proceeds: It is estimated that the Company will use the maximum funds of $125,000 in the manner set forth below:

          Business Development                                  $ 10,000
          Inventory                                               25,000
          Marketing and Sales                                     50,000
          General Administration and Operating Capital            15,000
          Costs Associated with the Offering, Filings, and
            Related Documentation                                 25,000

                                                                $125,000


Any and all additional funds raised under this Offering Memorandum will be used to expand marketing, for further business development and for operating capital.

The actual expenditures of the proceeds of the Offering may differ substantially from the estimated use of proceeds. The actual expenditures of the proceeds of the Offering will be according to the expenditures deemed by the Company and its board of directors to be in the best interests of advancing the business of the Company. The actual expenditures will also vary from the estimated use of proceeds if less than all of the Shares are sold.

The Company anticipates that the net proceeds from the Offering will be sufficient to meet its financial requirements for only a short period of time. The Company, therefore, will require substantial additional capital to fund its contemplated business plan in the near future.

The Company anticipates expenses associated with the Offering, including legal, accounting and stock transfer agent expenses, will be approximately $20,000 US. The Company anticipates expenses associated with the registration of the Shares issued pursuant to the Offering, including legal and accounting expenses, will be approximately $5,000 US.

DILUTION

"Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets of an entity from its total assets. "Dilution" is the difference between the offering price of a security such as the Shares, and its net tangible book value per Share immediately after the Offering, giving effect to the receipt of net proceeds in the Offering. As of the date of this Disclosure Statement, the net tangible book value of the Company was $58,000 or approximately $0.007 per share. Giving effect to the sale by the Company of all offered Shares at the Offering price, the pro forma net tangible book value of the Company would be approximately $83,000, or approximately $0.009 per Share, which would represent an immediate increase in net tangible book value of approximately $0.002 per Share to present shareholders and an immediate dilution of approximately $0.041 per Share, or approximately 0.0001% to new investors.

The following table illustrates the pro forma per Share dilution assuming the maximum Shares offered are sold.


ASSUMING MAXIMUM
                                                              SHARES SOLD

   Offering Price (before deduction of Offering expenses)   $  0.25  per share
   Net tangible book value before Offering                    $0.007 per share
   Net tangible book value after Offering                     $0.009 per share
   Dilution to new investors                                  $0.041 per share
   Dilution as a percentage                                   0.0001 %


DESCRIPTION OF BUSINESS

CORPORATE BACKGROUND

Corporate Organization

History: The Company is a corporation organized under the laws of the State of Delaware on March 17, 1999.

History and Current Status: The Company was originally incorporated for the purpose of high technology development of computer security devices.

Corporate Facilities: The Company maintains its principal corporate offices at Suite 1, 1155 Melville Street, Vancouver, British Columbia, Canada, V6E 4C4.

Introduction: In an Agreement to Acquire Technology dated April 20, 1999, the Company acquired from Barracuda Security Devices International Inc. ("Barracuda"), the world wide intellectual property, manufacturing, and distribution rights to the "Barracuda" computer security card and other security devices. These rights include the technology, techniques, patents and related software and codes. In consideration of the transfer of these rights, the Company issued five million shares of common stock to Barracuda.

Barracuda - Corporate Information: Barracuda is a corporation federally incorporated on October 8, 1997 and extra-provincially registered in British Columbia on December 30, 1997. The registered and records offices of Barracuda are located at Dumoulin and Black, 595 Howe Street, 10th Floor, Vancouver, BC, V6C 2T5. Barracuda's head office is located at 22545 Kendrick Loop, Maple Ridge, British Columbia, V2X 9W5. Telephone: (604) 463-1986.

Barracuda - General Development and History: Barracuda, of Vancouver, British Columbia, purchased the rights on March 5, 1999 from Colin McLean, the sole owner and developer of the technology, in exchange for 30% of the issued shares of Barracuda.

The patented Barracuda card was developed in the UK by Mr. McLean. It was brought to market there in January, 1996. Over 40,000 units have been sold in Europe since then. The Company is now preparing to launch the market in North America and worldwide. BARRACUDA has spent over $200,000 USD in the past two years developing the large potential world market.

Technology: The Barracuda is an 8-bit ISA card that is inserted in a free ISA slot in any computer. It is programmed with special remote alert software with an access code encrypted and stored on the card itself. The technology includes the following features:

* Easy to Use, Powerful Software providing remote alert capabilities. The Barracuda's ultra smart software can manage hundreds of PC's from one central workstation. Administrators can easily manage full computer security across large networks. Central administration can receive an alarm or alert across the Network, via pager or mobile phone. Software runs under WIN 3.1, WIN 3.11, WIN 95, WIN 98 and
WIN NT 4.0.

* Independent Power Supply for protection even when the computer is turned off.

* Internal Motion Sensor that prevents illegal movements by sounding an alarm or sending a signal. The Barracuda can detect any computer movement. If the system is accidentally moved, an intelligent audible alarm (120dB) provides a one-second warning. If the system is moved constantly an alarm sounds continuously, and for 120 seconds after the computer has been set down.

* An Internal Ambient Light Sensor and Indelible Dye Capsule: The Barracuda's sensor constantly monitors the ambient light level inside the computer detecting the slightest variation and activating the alarm. If the cover of the computer is removed without disarming the device using a PIN number, the alarm will sound. In conjunction with the alarm, this sensor will activate an indelible dye capsule and mark all the components inside the computer. The marking of the components clearly identifies the components as stolen and hence make them difficult to resell.

* Reed Switch: A reed switch triggers the alarm, when connected to the computer case, if it is misaligned (similar to a home alarm window reed switch). The reed switch is primarily used as a backup.

The Market: The Barracuda Card was introduced to the marketplace in early 1996 in the United Kingdom. Since then, over 40,000 units have been sold mostly in Europe and some in North America and Australia. Current customers include banks, airlines, colleges and universities, Mobil Oil, Kodak, insurance companies, hotels, Shell UK, and many others. Many North American companies have shown keen interest in the product since being introduced to it. The Company is now preparing to launch a major marketing and sales program worldwide. The market is vast with every company or individual that owns a computer being a potential customer.

Competition: There are several other computer security devices on the market. Some techniques include cable tie downs and pad locks and exterior mounted motion detectors. Some use a marking paint. Some use software and electronic keys. None are as simple, dependable and comprehensive as the Barracuda. None have the exploding dye capsule that covers the CPU and Ram chips in an indelible dry powder which makes tracking and identifying of the components easier and thus creates a significant theft deterrent.

Technology Protection: The Barracuda Card is patent protected and difficult to replicate because of its proprietary encoding.

Future Opportunities: The Company will continue its development of its security call scanning system -
ACCUI TM and its Barracuda Security Pad. The applications and market for both proprietary designs is very large in the world marketplace.

Historical Financial Information: The Company was recently incorporated and is still in the development stage. There are no revenues to date. See Audited Financial Statements attached.

Projected Revenues: The Company is projecting sales of approximately two million dollars in the first year following completion of this offering. Depending on the financial, production and management resources, there is potential for five million dollars in revenues in year two, with increased sales in year three.

Management: The Company's management is comprised of a small team of individuals experienced in all facets of business operations including product research and development, administration, sales and marketing, finance, and manufacturing.

Plant, Equipment and Operations: The product is currently being manufactured and assembled in the U.K. under sub contract. The
Company has identified contractors in Canada and the U.S. to produce the product at a reduced cost.


INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

The Company has acquired the intellectual property rights and the exclusive world wide manufacturing and marketing rights to the "Barracuda" security card and other security devices. These rights include the technology, patents, techniques and related software codes.

EMPLOYEES

At this stage there are no employees.

DESCRIPTION OF PROPERTY

The primary business activities of the Company and Barracuda are carried on at leased premises located at Suite 1, 1155 Melville Street, Vancouver, British Columbia V6E 4C4. The premises are comprised of 800 square feet and is leased for a term of one years expiring on December 31, 1999. The Company does not lease or own any other property.

DIRECTORS, OFFICERS AND SIGNIFICANT EMPLOYEES

The following information sets forth the names of the officers and directors of the Company, their present positions with the Company, and their biographical information.

Each director will serve until the next annual meeting of shareholders, and thereafter if reelected.

Name of Director                 Age

Mr. Frank Power                  56
Mr. Lee Meyer                    53

Name of Officer                                  Office

Mr. Frank Power                                  President

As a Delaware corporation, the final responsibility for the management of the affairs of the Company rests with the Board of Directors. That Board currently consists of two directors.
Those directors are elected at the annual meeting of the shareholders and serve for an annual term or until they resign or are replaced. Those directors meet or otherwise consult with one another on a regular basis to review the affairs of the Company and to adopt or confirm any resolutions which are necessary to grant contractual and other authority to the administrative officers.
The directors may, and probably will, designate an executive committee to which they will grant limited authority to make certain ministerial decisions on behalf of the board between meetings of the full board. The affairs of the Company are administered by its executive officers. Those officers are designated by the Board of Directors to whom those officers are responsible. The executive officers are generally elected by the directors on an annual basis and serve throughout that term or until such earlier time as they resign or are replaced. The directors may, and in the case of this Company will designate themselves as senior executive officers of the Company. The Company's day to day actions will occur through the actions of those executive officers acting on behalf of the Company. Throughout this Offering Memorandum the term "Management" shall be interpreted as the current directors end officers of the Company designated in the following section.

The following sets forth information as to the principal occupation and business experience for at least the past five years of each of those directors and officers.

Mr. Frank Power: Mr. Power, a business management consultant, has managed and administered several public companies for the past 15 years. Since 1984, he has provided services including strategic planning, management, administration, design, and construction of major mining projects both nationally and internationally. He has owned and operated several consulting companies that have been providing comprehensive services in the industrial and high-technology fields as well as the mining field. His expertise also includes reactivating public companies, project acquisitions, public and private funding, as well as developing and taking existing private companies public. He is equally knowledgeable to provide professional services in the public markets both in Canada and the United States.
Mr. Power has been President and Owner of Pow Con Management since 1981 and Premier Enterprises Ltd. since 1994, these companies manage, administrate and finance reporting companies. He served as President and Director of several Vancouver reporting companies and publicly listed companies since 1986 to present. Since 1992, Mr. Power has served as President of World Organics Inc., listed on the Vancouver Stock Exchange. From 1996 to 1997, Mr. Power served as President and Director of Accuimage Diagnostics. He is presently Vice-President of Scientific Technologies, Inc. and former President of Security Industries, Inc. These companies are listed on the U.S. stock exchange.

Mr. Lee Meyer: Mr. Meyer, since completing his Business Administration degree from Arizona State University, has held positions including Managing Director of Omni International; Vice-President and Director of World Organics, Inc., a reporting company; Secretary and Treasurer of Tec Industries Corp., a specialty equipment rental agency; and owner and President of Stretchcoat, a national manufacturer and marketer of specialty products. Mr. Meyer has also represented major principals selling products nationally.

Management Compensation: Until funded, the Company expects to pay no salaries or consulting fees to any of its directors, officers or employees.

REMUNERATION OF DIRECTORS AND OFFICERS

The following table sets forth certain information as to the Company's two highest paid officers and directors for the period from the commencement of the Company business to July 23, 1999. No other compensation was paid or will be paid to any such officer or directors other than the cash compensation set forth below.

Summary Compensation Table

Name of Individual or Identity of Group
Capacities in Which Remuneration was Received
Aggregate Remuneration

Mr. Frank Power

Director and President

$0.00

Mr. Lee Meyer

Director

$0.00

Officers and Directors of the Company as a Group

Directors and Officers

$0.00

The compensation paid to directors and officers to July 23, 1999 is believed by the Company to be below market compensation rates for the services provided by the directors and officers, having regard to the experience and qualifications of the directors and officers. The Company anticipates compensation being increased to market rates upon the Company achieving sufficient revenues and/or financings to pay such increased compensation.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN SECURITY OWNERS

The following table sets forth, as of July 23, 1999, the beneficial ownership of the Company's Common Stock by each officer and director of the Company, by each person known by the Company to beneficially own more than 10% of the Company's Common Stock outstanding and by the officers and directors of the Company as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class
Name and Address
Of Beneficial Owner
Number of Shares
Of Common Stock
Percentage of
Common Stock (1)

Common Stock

Barracuda Security Devices International Inc.

5,086,000

55.89%

Common Stock

All Officers and Directors as a Group (2 persons)

800,000

8.79%

(1) Based on 9,100,000 shares of common Stock of the company issued and outstanding on July 23,1999.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN
TRANSACTIONS

There are no material contracts entered into by the Company preceding the date hereof which are still in effect, except as follows:

Agreement to Acquire Technology, dated April 20, 1999 between the
Company and Barracuda Security Devices International Inc. as set forth in "Business Plan" and "Certain Transactions".

Copies of the foregoing contracts and any reports referred to in this Offering Memorandum may be inspected at the head office of the Company at Suite 1, 1155 Melville Street, Vancouver, British Columbia, V6E 4C4, during normal business hours while the Offering contemplated hereunder is in progress to and including the closing date.

Except as set forth below, none of the following persons has any direct or indirect material interest in any transaction to which the Company is a party since the incorporation of the Company in March, 1999 or in any proposed transaction to which the Company is proposed to be a party:

(A)          any director or officer of the Company;

(B) any proposed nominee for election as a director of the Company;

(C) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to the Company's Common Stock; or

(D) any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of the Company.

SECURITIES BEING OFFERED

The securities being offered are the shares of the Company's common stock, par value $0.0001 per share. Under the Company's Articles of Incorporation, the total number of shares of all classes of stock that the Company shall have authority to issue is 50,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock"). As of July 23, 1999, a total of 9,100,000 shares of Common Stock are issued and outstanding. All issued and outstanding shares of the Common Stock are fully paid and non-assessable.

Common Stock

Holders of Common Stock have the right to cast one vote for each share held of record on all matters submitted to a vote of holders of Common Stock, including the election of directors. Holders of Common Stock do not have cumulative voting rights in the election of directors. Holders of a majority of the voting power of the capital stock Issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of the Company's stockholders and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Company's Articles of Incorporation.

Holders of Common Stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all assets and funds of the Company remaining after the payment of all debts and other liabilities shall be distributed, pro rata, among the holders of the Common Stock.
Holders of Common Stock are not entitled to pre-emptive or subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Transfer Agent

Pacific Stock Transfer Co. of Las Vegas, Nevada is the transfer agent for the Shares.

Share Purchase Warrants

There are no warrants authorized or issued.

Options

There are no options authorized or issued.

Convertible Securities

There are no convertible securities authorized or issued.

LITIGATION

The Company is not party to any legal proceedings. Management of the Company is not aware of any threatened legal proceedings which, if successful against the Company, would have a materially adverse effect on the Company.

FINANCIAL STATEMENTS

The Company's audited financial statements for period from inception to May 15, 1999, together with the auditor's report, are appended to this Offering Memorandum. The financial statements are non-consolidated statements for the Company. INVESTORS ARE URGED TO CAREFULLY REVIEW SUCH FINANCIAL STATEMENTS AND THE FOOTNOTES TO THOSE FINANCIAL STATEMENTS.

Certain Financial Matters: These financial statements reflect the position of the Company on May 15, 1999, which is prior to the funding under this Offering. Therefore, such statements reflect substantially no assets other than cash but do demonstrate that the Company likewise has few liabilities. Accordingly, the book value of Common Shares outstanding at the date of these statements is at this time, negligible. The statements further reflect no income, other than deposits.
The Company's earnings per share are negative.

Management's Discussion of Financial Statements: The Balance Sheet and financial statements are audited and are prepared in accordance with generally accepted accounting principles of the United States.

Specifically, those figures do not, and are not intended to, reflect the current net fair market value of the Company's assets. That value can only be estimated, based upon the potential sales and prospective net income which will be generated from the Company's present and future technology. Because of the various matters which inherently must occur in the future, the outcome cannot be precisely determined and is therefore necessarily a matter of opinion.
Management believes that technology, combined with management's ability to successfully commercialize the applications through its developed products, to be substantial. It is that opinion, and not the current financial statement, upon which the price of the Common Stock is being offered under this Offering.

ADDITIONAL ATTACHMENTS

The following additional attachments are attached to this Disclosure
Statement:

          Exhibit                                     Description

          "A''                                   Subscription Agreement
          "B"                                     Financial Statements